Exhibit 5
October 11, 2006
Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, CT 06702
Ladies and Gentlemen:
          We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the proposed public offering of up to 300,000 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the 2004 Amended and Restated Stock Option Plan for Outside Directors of NewMil Bancorp, Inc. and the 2004 Amended and Restated Stock Option Plan and Incentive Plan for Officers and Key Employees of NewMil Bancorp, Inc. (collectively, the “Plans”). The Plans have become plans of the Company in connection with the company’s acquisition of NewMil Bancorp on October 6, 2006. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on October 10, 2006 and by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	A copy of each of the Plans.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on April 17, 2006, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the Agreement and Plan of

Merger by and between the Company and NewMil Bancorp, Inc., dated as of April 24, 2006, and the adoption of the Plans pursuant thereto and the issuance of the Shares, and arrangements in connection therewith.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the filing of the Registration Statement with the Securities and Exchange Commission, (ii) issuance of the Shares pursuant to the terms of the respective Plans and (iii) receipt by the Company of the consideration for the Shares specified in the respective Plans, the Shares will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.